Exhibit (h)(1)(xiv)

June 21, 2018

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111

Re:	Amendment to the Transfer Agency and Service Agreement (the “Agreement”), dated August 1, 1991, by and among GMO Trust, on behalf of certain of its series of the Trust, Grantham, Mayo, Van Otterloo & Co. LLC and State Street Bank and Trust Company (as successor by merger to Investors Bank & Trust Co.), as amended.

Ladies and Gentlemen:

Pursuant to Article 17 of the Agreement, GMO Trust (the “Trust”) hereby notifies you that it has created a new series of shares, namely, GMO Strategic Short-Term Fund (the “New Fund”) with respect to which the Trust and the Manager (as defined in the Agreement) desire that you serve as transfer agent under the terms of the Agreement.

If you agree to so serve as transfer agent for the New Fund, kindly sign and return to the Trust the enclosed counterpart hereof, whereupon the New Fund shall be deemed a “Fund” under the Agreement. This letter agreement shall constitute an amendment to the Agreement and, as such, a binding agreement among the Trust, the Manager and you in accordance with its terms. An amended Schedule A with a list of GMO Trust Funds is attached hereto.

The New Fund will provide five business days’ notice to State Street Bank and Trust Company prior to the commencement of the New Fund’s operations.

Notice

A copy of the Declaration of Trust, together with all amendments thereto, is on file with the Secretary of the Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trust by an officer of the Trust as an officer and not individually and that the obligations of this instrument are not binding upon any of the Trustees or officers of the Trust or shareholders of any series of the Trust individually but are binding only upon the assets and property of the Trust or the respective series.

State Street Bank and Trust Company

Sincerely,

GMO TRUST

By:	/s/ Douglas Y. Charton

Name:	Douglas Y. Charton
Title:	Clerk

GRANTHAM, MAYO,

VAN OTTERLOO & CO. LLC

By:	/s/ Greg Pottle

Name:	Greg Pottle
Title:	General Counsel

Reviewed by: DYC

The foregoing is hereby

accepted and agreed.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson

Name:	Andrew Erickson
Title:	Executive Vice President

This instrument is executed on behalf of  Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”) by a duly authorized officer or other agent solely in his or her capacity as an authorized signatory, pursuant to delegated authority from GMO, and not individually.  The obligations of or arising out of this instrument are not binding upon any officer or other agent, partner, member or director of GMO individually, but are binding only upon GMO and its assets.  A Certificate of Organization of GMO is on file with the Secretary of The Commonwealth of Massachusetts.

A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

State Street Bank and Trust Company

Schedule A

(Amended as of June 21, 2018)

List of GMO Trust Funds

GMO Alpha Only Fund	GMO International Developed Equity Allocation Fund

GMO Asset Allocation Bond Fund	GMO International Equity Allocation Fund

GMO Benchmark-Free Allocation Fund	GMO International Equity Fund

GMO Benchmark-Free Fund	GMO International Large/Mid Cap Equity Fund

GMO Climate Change Fund	GMO Opportunistic Income Fund

GMO Core Plus Bond Fund	GMO Quality Fund

GMO Emerging Country Debt Fund	GMO Resources Fund

GMO Emerging Domestic Opportunities Fund	GMO Risk Premium Fund

GMO Emerging Markets Fund	GMO SGM Major Markets Fund

GMO Foreign Small Companies Fund	GMO Special Opportunities Fund

GMO Global Asset Allocation Fund	GMO Strategic Opportunities Allocation Fund

GMO Global Developed Equity Allocation Fund	GMO Strategic Short-Term Fund

GMO Global Equity Allocation Fund	GMO Tax-Managed International Equities Fund

GMO High Yield Fund	GMO U. S. Equity Fund

GMO Implementation Fund	GMO U.S. Treasury Fund

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